Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Global Mofy Metaverse Limited on Amendment #7 to Form F-1 (File No. 333-268553) of our report dated February 7, 2023, except for note 13, for which the date is March 22, 2023,with respect to our audits of the consolidated financial statements of Global Mofy Metaverse Limited as of September 30, 2022 and for the year ended September 30, 2022. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs llp

New York, New York

September 27, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com